EXHIBIT 10.7

[AMENDED AND RESTATED]

EMPLOYMENT AGREEMENT

This [AMENDED AND RESTATED] EMPLOYMENT AGREEMENT (“Agreement”), dated as of                     , 20     (the “Effective Date”), is between ZymoGenetics, Inc., a Washington corporation (as supplemented by Section 13, the “Company”), and                      (“Executive”).

[RECITALS

A. The Company and Executive previously entered into the Original Agreement (as defined below) detailing compensation and benefit arrangements for Executive in the event of termination of Executive’s employment by the Company under certain circumstances.

B. The Company and Executive desire to update the terms of Executive’s employment.]

[Accordingly, in/In] consideration of the promises and mutual covenants contained herein, the Company and Executive agree as follows:

AGREEMENT

1.	Certain Definitions

1.1 “Accrued Obligations” has the meaning set forth in Section 7.1.

1.2 “Annual Performance Bonus” has the meaning set forth in Section 5.5(b).

1.3 “Cause” shall have the meaning set forth in Section 7.6.

1.4 “Change in Control” shall have the meaning set forth in Section 7.7.

1.5 “Change in Control Date” shall mean the first date during the Term (as defined in Section 4.1 on which a Change in Control occurs.

1.6 “Change in Control Period” shall mean the two (2) year period commencing on the Change in Control Date and ending on the second anniversary of such date.

1.7 “COBRA” shall mean the health care continuation requirements set forth in Code Section 4980B.

1.8 “Code” shall mean the Internal Revenue Code of 1986 and any regulations, rulings or other official guidance issued pursuant thereto, all as amended and in effect from time to time.

1.9 “Company Transaction” shall mean the consummation of either (i) a merger or consolidation of the Company with or into any other company, entity or person or (ii) a sale, lease, exchange or other transfer of all or substantially all of the Company’s then outstanding securities or all or substantially all of the Company’s assets in one transaction or a series of related transactions undertaken with a common purpose; provided, however, that a Company Transaction shall not include a Related Party Transaction.

1.10 “Compensation Committee” means the Compensation Committee of the Board of Directors.

1.11 “Fiscal Year” shall mean the fiscal year of the Company.

1.12 “Good Reason” shall have the meaning set forth in Section 7.5.

1.13 “Inventions Agreement” shall mean the Employee Inventions and Proprietary Information Agreement, dated as of ______________, between the parties.

1.14 “Notice of Termination” shall have the meaning set forth in Section 4.4.

[1.15 “Original Agreement” shall mean the Employment Agreement, dated as of                     , between the parties.]

1.16 “Position” shall have the meaning set forth in Section 2.

1.17 “Related Party Transaction” shall mean (i) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the successor company immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transfer of the Company’s assets to a majority-owned subsidiary company; (iii) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company; or (iv) a corporate dissolution or liquidation.

1.18 “Successor Company” shall mean the surviving company, the successor company or its parent, as applicable, in connection with a Company Transaction.

1.19 “Term” shall have the meaning set forth in Section 4.1.

1.20 “Termination Date” shall have the meaning set forth in Section 4.5.

2.	Employment

The Company employs Executive and Executive accepts employment as                      of the Company (the “Position”), unless terminated earlier as provided upon the terms and conditions contained in this Agreement. Executive and the Company acknowledge that, except as otherwise may be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company or its affiliated companies is “at will” and may be terminated by either Executive or the Company or its affiliated companies at any time with or without cause.

3.	Duties

During the Term, Executive shall serve the Company under the direction of the [Chief Executive Officer][President] of the Company. Executive shall perform the duties of the Position faithfully, diligently and competently and to the best of Executive’s ability, and, except as provided in this Section 3, shall devote Executive’s full business time to Executive’s employment. Executive shall perform such other duties as are assigned to Executive by the [Chief Executive Officer][President] or the Board of Directors of the Company. Executive may devote reasonable periods of time to (a) engaging in personal investment activities, (b) serving on the Board of Directors or Scientific Advisory Boards of other corporations with the consent of the Compensation Committee of the Board of Directors, if such service would not otherwise be prohibited by Section 8 hereof [(it is understood and agreed that Executive may continue to serve as a member of the Board of Directors of                      and as a member of the Scientific Advisory Board of                     )], and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive’s duties under this Agreement.

4.	Term; Termination

4.1 Term

The “Term” of this Agreement initially shall be for a period of two (2) years from the Effective Date; provided, however, that this Agreement shall renew automatically for successive additional one (1) year periods unless notice of non-renewal is given by either party to the other at least ninety (90) days prior to the end of the then current term; and provided further that if a Change in Control occurs during the Term, the Term shall automatically extend at least for the duration of the Change in Control Period.

4.2 Termination by the Company or Executive

The Company may terminate the employment of Executive, with or without Cause, at any time upon giving Notice of Termination (as defined below). Executive may terminate Executive’s employment at any time, for any reason, upon giving Notice of Termination.

4.3 Automatic Termination

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability (as defined below) of Executive. The term “Total Disability” as used herein shall mean Executive’s inability to perform the duties set forth in Section 3 hereof for a period or periods aggregating ninety (90) calendar days in any twelve (12) month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control, unless Executive is granted a leave of absence by the Board of Directors of the Company. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section 3 hereof is of the essence to this Agreement.

4.4 Notice of Termination

The term “Notice of Termination” shall mean at least thirty (30) days’ written notice of termination, by either party, of Executive’s employment and of this Agreement, during which period Executive’s employment and performance of services shall continue; provided, however, that the Company may, upon notice to Executive and without reducing Executive’s compensation during such period, excuse Executive from any or all of Executive’s duties during such period. Such a reduction in duties shall not constitute Good Reason for termination so as to trigger termination payments in accordance with Sections 7.2 or 7.3.

4.5 Termination Date

The effective date of the termination (the “Termination Date”) means (a) if Executive’s employment is terminated by reason of death, at the end of the calendar month in which Executive’s death occurs, (b) if Executive’s employment is terminated by reason of Total Disability, immediately upon a determination by the Company of Executive’s Total Disability, and (c) in all other cases, the later of (i) thirty (30) days after the date on which the Company or Executive, as applicable, receives the Notice of Termination from the other party or (ii) the date specified in the Notice of Termination.

4.6 Survival

Sections 4, 7, 8, 9, 10, 14, 15, 16, 17, 18, 19, 20, 21, and 22 shall survive the termination of Executive’s employment and of this Agreement.

5.	Compensation and Benefits

5.1 Salary

During the Term, the Company shall pay to Executive as compensation for the performance of Executive’s duties and obligations a salary of $             per annum. This compensation is subject to annual review and adjustment, as appropriate in the judgment of the Company. The compensation payable pursuant to this Section 5.1 shall be payable in equal semi-monthly installments on the last day of each such pay period.

5.2 Standard Benefits

Executive shall be enrolled and participate in any retirement, group insurance and other fringe benefit plans and arrangements which are applicable to the similarly situated personnel of the Company and in effect from time to time, if Executive is eligible therefor, in each case in accordance with and subject to the provisions thereof.

5.3 Stock Options

(a) Executive has been granted stock options under the Company’s 2001 Stock Incentive Plan which allows Executive to purchase shares of the Company’s common stock; and

(b) Executive shall be eligible to receive future periodic grants under the Company’s stock incentive programs.

5.4 Other Benefits

Executive also shall receive the following executive perquisites for the duration of this contract:

(a) Company-paid term life insurance policy in the amount of $            ;

(b) Company-paid use of either a laptop computer or personal computer, to be upgraded biennially at the time this contract is renewed;

(c) Company-paid annual executive health physical, to be administered by a physician selected by the Company; and

(d) Company-paid expenses for a residential phone and cellular phone.

5.5 Change in Control Period

As long as Executive remains employed by the Company or a Successor Company during the Change in Control Period, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by Executive during the Change in Control Period, the following compensation:

(a) Executive shall receive an annual base salary at least equal to Executive’s annual base salary for the Fiscal Year in which the Change in Control Date occurs (as in effect immediately prior to the Change in Control Date). Executive’s annual base salary shall be paid in substantially equal installments and at the same intervals as the salaries of other executives of the Company are paid. During the Change in Control Period, the Board of Directors, the Compensation Committee or the Chief Executive Officer (as applicable) shall review Executive’s annual base salary at least annually and shall determine in good faith and consistent with any generally applicable Company policy any increases for future years.

(b) In addition to an annual base salary, for each Fiscal Year ending during the Change in Control Period, Executive shall be awarded an annual performance bonus (the “Annual Performance Bonus”) in cash at least equal to Executive’s target annual bonus for the Fiscal Year containing the Change in Control Date or, if such target annual bonus has not been set as of the Change in Control Date, Executive’s target annual bonus for the immediately preceding Fiscal Year [Omit for President - (annualized if Executive was employed by the Company for less than the entire preceding Fiscal Year)]; provided, however, that except as provided in Section 7.3(b), an Annual Performance Bonus shall be awarded for a Fiscal Year only if Executive is employed by the Company or a Successor Company on the last day of such Fiscal Year. Each Annual Performance Bonus shall be paid in the Fiscal Year following the Fiscal Year for which the Annual Performance Bonus is awarded, but no later than the fifteenth (15th) day of the third (3rd) month of such subsequent Fiscal Year, unless Executive elects to defer the receipt of the Annual Performance Bonus in accordance with the terms of the Company’s deferred compensation program.

(c) Executive shall be entitled to participate in, subject to and in accordance with the eligibility and other terms and requirements thereof, such fringe benefit programs as generally are made available to other executives of the Company and its affiliated companies from time to time during the Change in Control Period, including, without limitation, paid vacations; any stock purchase, savings or retirement plan, practice, policy or program; and welfare benefit plans, practices, policies or programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans or programs).

6.	Expenses

During the Term, all travel and other reasonable expenses incident to the rendering of service by Executive hereunder shall be paid by the Company subject to Company policy. If such expenses are paid in the first instance by Executive, the Company shall reimburse Executive upon presentation of proper expense accounts and supporting documentation. Reimbursement requests, along with supporting documentation, must be submitted within sixty (60) days after the date on which the expense for which reimbursement is being requested was incurred. Reimbursement shall be made no later than the date that is two and one-half months (2 1/2) months after the end of the Fiscal Year in which the expense was incurred.

7.	Termination Payments

In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 7.

7.1 Termination for Cause or Other than for Good Reason

If during the Term Executive’s employment is terminated by the Company for Cause or by Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to Executive, other than the Company’s obligation to pay (as provided in Section 7.8(a)) Executive the following accrued obligations (the “Accrued Obligations”):

(a) Executive’s then current annual base salary through the Termination Date;

(b) any Annual Performance Bonus to which Executive is entitled pursuant to Section 5.5(b) (i.e., a bonus paid for a Fiscal Year ending during the Change in Control Period if Executive was employed by the Company or a Successor Company on the last day of such Fiscal Year);

(c) any compensation previously deferred by Executive (together with accrued interest or earnings thereon, if any); and

(d) any accrued vacation pay that would be payable under the Company’s standard policy;

in each case, to the extent not theretofore paid.

7.2 Termination Other than for Cause or for Good Reason NOT During Change in Control Period

Subject to Section 9, if at any time during the Term, except during the Change in Control Period, the Company terminates Executive’s employment other than for Cause or Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to:

(a) any Accrued Obligations to the extent theretofore unpaid;

(b) if, as a result of the termination of Executive’s employment, Executive and Executive’s spouse and dependent children are eligible for and timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s), the Company shall pay the premium for such coverage for a period of twelve (12) months following the Termination Date, until Executive becomes covered under a comparable group health plan, or until Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plan(s), whichever period is the shortest, but only to the extent that the Company would have paid such premiums had Executive remained employed by the Company;

(c) severance payments equal, in the aggregate, to one (1) times Executive’s annual base salary as of the date of the Notice of Termination, payable as provided in Section 7.8(b).

7.3 Termination Other than for Cause or for Good Reason During Change in Control Period

Subject to Section 9, if during the Change in Control Period, the Company terminates Executive’s employment other than for Cause or Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to:

(a) any Accrued Obligations to the extent theretofore unpaid;

(b) a bonus for the Fiscal Year that contains the Termination Date, which bonus shall not be less than the Annual Performance Bonus multiplied by a fraction, the numerator of which is the number of days in such Fiscal Year up to and including the Termination Date and the denominator of which is three hundred sixty-five (365), payable as provided in Section 7.8(c). This Section 7.3(b) shall not apply if Executive is entitled to an Annual Performance Bonus pursuant to Section 5.5(b) for the Fiscal Year containing the Termination Date;

(c) if, as a result of the termination of Executive’s employment, Executive and Executive’s spouse and dependent children are eligible for and timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s) pursuant to COBRA, the Company shall pay the premium for such coverage for a period of twelve (12) months following the Termination Date, until Executive becomes covered under a comparable group health plan, or until Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plan(s), whichever period is the shortest, but only to the extent that the Company would have paid such premiums had Executive remained employed by the Company;

(d) immediate vesting of all outstanding stock options previously granted to Executive by the Company;

(e) an amount as severance pay equal to the sum of (i) [For SVP - one (1)/ For EVP - one and one-half (1.5)/ For President – two (2)] times the Annual Performance Bonus and (ii) [For SVP - one (1)/ For EVP - one and one-half (1.5)/ For President – two (2)] times Executive’s annual base salary as of the date of the Notice of Termination, payable as provided in Section 7.8(c).

7.4 Termination as a Result of Death or Total Disability

In the event of termination of Executive’s employment pursuant to Section 4.3, Executive or Executive’s estate shall be paid the compensation set forth in Section 7.1.

7.5 Good Reason

(a) “Good Reason” shall mean the occurrence of any of the following conditions, without the consent of Executive:

Alt 1: If the Executive is an SVP or EVP:

(i)	a material reduction in Executive’s base compensation;

(ii)	a material reduction in Executive’s authority, duties or responsibilities; provided, however, that a change in the person or office to which Executive reports, without a corresponding reduction in authority, duties or responsibilities, shall not constitute Good Reason;

(iii)	a material reduction in the budget over which Executive retains authority;

(iv)	requirement by a Successor Company that Executive relocate Executive’s principal place of employment to a location that is more than fifty (50) miles from the principal place of employment where Executive was employed immediately prior to such relocation; or

(v)	any other action or inaction that constitutes a material breach by the Company or a Successor Company of this Agreement.

Alt 2: If the Executive is the President:

(i)	a demotion or other material reduction in the nature or status of Executive’s responsibilities; provided, however, that a change in the person or office to which Executive reports, without a corresponding reduction in duties, status and responsibilities, shall not constitute “good reason;”

(ii)	a reduction in the Executive’s annual base salary;

(iii)	requirement by a Successor Company that the Executive relocate his principal place of employment to a location that is more than fifty (50) miles from the principal place of employment where Executive was employed;

(iv)	the failure of Company to obtain a satisfactory agreement from any Successor Company to assume and perform the obligations under this Agreement within thirty (30) calendar days after the consummation of a merger, consolidation, sale or similar transaction;

(v)	following a Change in Control (as defined in Section 7.6 ), the Executive ceases to hold the positions of President and Chief Scientific Officer of the parent or combined entity resulting from such Change in Control; or

(vi)	even if there is no Change in Control, but the Company enters into a merger, partnership or similar transaction, which results in a person other than the Executive becoming President and Chief Scientific Officer of the new combined entity.

(b) Notwithstanding any provision in this Agreement to the contrary, termination of employment by Executive will not be for Good Reason unless (i) Executive notifies the Company or the Successor Company in writing of the existence of the condition which Executive believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company or the Successor Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) Executive actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company or the Successor Company remedies such condition. If Executive terminates employment before the expiration of the Remedial Period or after the Company or the Successor Company remedies the condition (even if after the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason. Executive may combine the notice required by this Section 7.5(b) with the Notice of Termination.

7.6 Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall include, without limitation, the occurrence of one or more of the following events:

(a) willful misconduct or insubordination in the performance of Executive’s duties or other knowing and material violation of the Company’s policies and procedures in effect from time to time which results in a material adverse effect on the Company;

(b) willful actions in bad faith (or intentional failures to act) by Executive with respect to the Company that materially impair the Company’s business, goodwill or reputation;

(c) current abuse by Executive of controlled substances; deception, fraud, misrepresentation or dishonesty by Executive; or any incident materially compromising Executive’s reputation or ability to represent the Company with investors, customers or the public;

(d) conviction of Executive of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission or omission of acts that could reasonably be expected to result in such a conviction; or

(e) any material violation by Executive of this Agreement or the Inventions Agreement with the Company, subject to the notice and opportunity-to-cure requirements of Section 11 hereof.

7.7 Change in Control

As used herein, a “Change in Control” shall mean any of the following events or occurrences, provided such event or occurrence also constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Code Section 409A(a)(2)(A)(v):

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), either directly or indirectly through one or more affiliated entities (collectively “Series B Purchasers”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 7.7(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 7.7(b); or

(b) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding (1) any one or more Series B Purchasers, (2) any corporation resulting from such Business Combination, or (3) any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Company at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;

(c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(d) A “Board Change” that, for purposes of this Agreement, shall have occurred if, during any twelve (12) month period, a majority of the members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

7.8 Payment Schedule

(a) All payments of Accrued Obligations, or any portion thereof payable pursuant to this Section 7, other than deferred compensation, shall be made to Executive within ten (10) working days of the Termination Date. Deferred compensation pursuant to Section 7.1(b) shall be payable pursuant to the terms of the deferred compensation plan, program or arrangement pursuant to which it was deferred.

(b) Subject to Section 21, the payments payable to Executive pursuant to Section 7.2(c) shall be paid to Executive in equal installments on each of the Company’s semi-monthly pay days during the twelve (12) month period immediately following the Termination Date, subject to the following:

(i)	If Code Section 409A does not apply to the payments that would be made during the first sixty (60) days following the Termination Date, then payments shall begin as of the first semi-monthly pay day following the date on which Executive’s release under Section 9(a) becomes effective. The initial payment shall include any such installments that would have been paid prior to such pay day had payments commenced on the first semi-monthly pay day following the Termination Date; and

(ii)	If Code Section 409A applies to the payments that would be made during the first sixty (60) days following the Termination Date, then payments shall begin as of the first semi-monthly pay day following the sixtieth (60th) day after the Termination Date. The initial payment shall include any such installments that would have been paid prior to such pay day had payments commenced on the first semi-monthly pay day following the Termination Date.

For purposes of Code Section 409A, each installment payable pursuant to Section 7.2(c) and this Section 7.8(b) shall be treated as a separate payment.

(c) Subject to Section 21, any payments payable to Executive pursuant to Sections 7.3(b) and (e) shall be made to Executive in a lump sum on the first business day following the date on which Executive’s release under Section 9(a) becomes effective, unless any portion of such payments is subject to Code Section 409A, in which case they shall be made on the first business day that is at least sixty-one (61) days following the Termination Date.

7.9 Parachute Payments.

(a) Notwithstanding any other provision in this Agreement, in the event any payments or benefits Executive receives or would become entitled to receive from the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person (in the aggregate, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the amount of the Payments shall be equal to either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax (the “Reduced Amount”), or (y) the full amount of the Payments, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest marginal rate applicable to individuals in the year in which the Payments are to be made), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in the Payments is required so that the amount of the Payments equals the Reduced Amount, the Payments shall be reduced in the following order: (1) reduction of cash Payments otherwise payable to Executive that are exempt from Section 409A of the Code; (2) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Section 409A of the Code; (3) cancellation of accelerated vesting of stock options that are exempt from Section 409A of the Code; (4) reduction of any other payments and benefits otherwise payable to Executive that are exempt from Section 409A of the Code; and (5) reduction of any other benefits and payments otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, as determined by the Company. If acceleration of vesting of Executive’s stock options or other equity awards is to be reduced pursuant to clauses (2) or (3) of the immediately preceding sentence, such acceleration of vesting shall be cancelled by first canceling such acceleration for the vesting installment that will vest last and continuing by canceling as a first priority such acceleration for the vesting installment with the latest vesting.

(b) All computations and determinations called for by this Section 7.9 shall be made and reported in writing to the Company and Executive by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and Executive. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

7.10 Withholding

The Company may deduct from any amounts payable under this Agreement, any amounts that it is required by law to withhold, including, without limitation, social security taxes, federal and state income taxes, and state disability insurance; provided, however, that any and all such obligations shall be Executive’s responsibility.

8	Non-competition and Non-solicitation

8.1 Non-competition

During the Term and for a period of twelve (12) months after the Termination Date, Executive shall not directly or indirectly work or otherwise engage in research, development, manufacture, sale or distribution of any product, method or matter:

(a) For any business, whose commercial efforts are in competition with the products manufactured or marketed by the Company during Executive’s employment with the Company or under research or development by the Company during Executive’s employment with the Company (and on which the Company has expended at least $500,000); or

(b) For any research institution whose research efforts pertain to the same products manufactured or marketed by the Company during Executive’s employment with the Company or under research or development by the Company during Executive’s employment with the Company (and on which the Company has expended at least $500,000), unless Executive is not involved in any manner in the design, conduct or supervision of such research efforts, or unless such research is being conducted solely for scientific and not for commercial purposes.

Executive shall be deemed to be engaged in a business if such business is carried on by partnership in which Executive is a general or limited partner, consultant or employee, or a corporation or association of which Executive is a shareholder, officer, director, employee, member, consultant or agent; provided, that nothing herein shall prevent the purchase or ownership by Executive of shares of less than one percent (1%) of the outstanding shares in a publicly or privately held corporation.

Said twelve (12) months’ period shall commence on the day on which Executive actually leaves Executive’s employment with the Company, even if this date is prior to the expiration of any given Notice of Termination.

8.2 Waiver of Non-competition

The Company’s Board of Directors may, at its own discretion, by express or written consent, release Executive from the restriction in Section 8.1.

8.3 Non-solicitation

During the Term and for a period of one (1) year after the Termination Date, Executive shall not personally or through others (a) recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his, her or its relationship with the Company or to engage in activities competitive with the Company, (b) hire or attempt to hire for any purpose, as an employee, agent, consultant or contractor, any person who then is an employee of the Company, or (c) solicit, induce or encourage in any way any customers (that Executive sold to, serviced or solicited on behalf of the Company), strategic partners, contractors, suppliers, or vendors to terminate or reduce their relationships with the Company or to refrain from entering or expanding any business or relationship with the Company.

9.	General Release of Claims and Compliance by Executive

(a) As a condition to the payments and benefits contemplated by Section 7 (other than Accrued Obligations), Executive must execute (and not later revoke) a general release and waiver of claims against the Company in a form satisfactory to the Company in its sole discretion. By way of example and not limitation, the general release and waiver of claims will include any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship. Such release and waiver must be executed and effective (and the applicable revocation period must have expired without the release and waiver being revoked) not more than sixty (60) days after the Termination Date or Executive shall not be entitled to any such payments or benefits.

(b) In addition, the payments and benefits contemplated by Section 7 (other than Accrued Obligations) are expressly contingent upon Executive’s full compliance with Executive’s obligations towards the Company, including, without limitation, the terms of the Inventions Agreement and the non-competition provision of Section 8.1. In the event Executive materially breaches the Inventions Agreement or Section 8.1, Executive’s right to any payments or benefits under Section 7 (including those that have already been made or provided), other than Accrued Obligations, shall be forfeited and extinguished, regardless of whether the Company takes legal action or otherwise tries to enforce its rights. In such event, the Company shall cease payments, and Executive shall immediately return to the Company any payments already made. The Company reserves all rights it may have under contract or law to relief or damages in addition to termination of the above-described payments.

10.	Return of Materials

All documents, records, notebooks, notes, memoranda, drawings or other documents made or compiled by Executive at any time while employed by the Company, or in Executive’s possession, including any and all copies thereof, shall be the property of the Company and shall be held by Executive in trust and solely for the benefit of the Company, and shall be delivered to the Company by Executive upon termination of employment or at any other time upon request by the Company.

11.	Notice and Cure of Breach

Except as provided otherwise in Section 7.5(b), whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clauses (a), (b), or (c) of Section 7.6, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the twenty (20) day period.

12.	No Violation of Other Agreements

In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that neither the execution nor the performance of this Agreement by Executive shall violate or conflict in any way with any other agreement or obligations by which Executive may be bound.

13.	Rights of Assignment or Delegation

This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation, or other reorganization to which the Company is a party or (b) any corporation, partnership, association, or other person to which the Company may transfer all or substantially all of the assets in business of the Company existing at such time. As used in this Agreement, “Company” shall mean ZymoGenetics, Inc. and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise. All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit and be enforceable by the parties hereto and their respective heirs, legal or personal representatives, successors and permitted assigns.

14.	Waiver

No delay or failure by any party in exercising, protecting or enforcing any of its rights, titles, interests, or remedies hereunder and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any rights or remedies.

15.	Arbitration

Any controversies or claims arising out of or relating to this Agreement shall be settled finally and fully by arbitration in Seattle, Washington in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator, mutually agreed upon by the Company and Executive or chosen in accordance with the AAA Rules, except the parties thereto shall have any right to discovery that would be permitted by the Federal Rules of Civil Procedure for a period of ninety (90) days following the commencement of such arbitration and the arbitrator shall resolve any dispute which arises in connection with such discovery. The prevailing parties shall be entitled to costs, expenses, reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator. The award may be entered in any court having jurisdiction. To the extent necessary to prevent Executive from being subject to any additional tax pursuant to Code Section 409A(a)(1)(B), any amounts payable to Executive pursuant to this paragraph shall be paid in no event later than the year following the year during which such costs and fees were incurred.

16.	Amendments in Writing

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated, or discharged and assigned by the Company and Executive. Each such amendment, modification, waiver, termination, or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted, or explained by any oral agreement, course of dealing or performance or any other matter not set forth in agreement in writing and signed by the Company and Executive.

17.	Notices

Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or when mailed by first class certified or registered mail, postage prepaid, to the party for whom intended at the following address:

To the Company:
[Chief Executive Officer/President]
ZymoGenetics, Inc.
1201 Eastlake Avenue East
Seattle, WA 98102

To Executive:

or to such other address, as to either party, as such party shall from time to time designate by like notice to the other.

18.	Entire Agreement

This Agreement [supersedes and replaces the Original Agreement and] constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter, are hereby superseded and nullified in their entireties, except that the Inventions Agreement shall continue in full force and effect.

19.	Governing Law

This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Washington (without regard to any rules governing conflict of laws), except to the extent preempted by Federal law.

20.	Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect and such provision shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, (b) such invalidity, illegality, or unenforceability shall not affect the validity, legality or enforceability of any other provision, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

21.	409A Interpretation Provision

The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Executive’s employment are intended to mean Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, Executive’s estate) in a lump sum on the first business day after the earlier of the date that is six (6) months following Executive’s separation from service or Executive’s death. If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates.

22.	Multiple Copies

This Agreement may be executed in two (2) or more counterparts of like tenor and effect, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the Effective Date.

ZYMOGENETICS, INC.

By:

EXECUTIVE

Name: